EXHIBIT 99.1

SAUL CENTERS, INC

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc Reports

Second Quarter 2008 Earnings

August 7, 2008, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2008. Total revenue for the three months ended June 30, 2008 (“2008 Quarter”) increased 8.2% to $40,105,000 compared to $37,077,000 for the three months ended June 30, 2007 (“2007 Quarter”). Operating income, which is net income available to common stockholders before gain on property disposition, minority interests and preferred stock dividends, increased 9.9% to $12,175,000 for the 2008 Quarter compared to $11,077,000 for the 2007 Quarter. This $1,098,000 increase in operating income was offset by the $1,786,000 increase in preferred stock dividends from the Company’s issuance of approximately $79,300,000 of Series B preferred stock in March 2008. As a result, net income available to common stockholders was $6,443,000 or $0.36 per diluted share for the 2008 Quarter, compared to $6,926,000 or $0.39 per diluted share for the 2007 Quarter.

Same property revenue for the total portfolio increased 3.2% for the 2008 Quarter compared to the 2007 Quarter and same property operating income increased 1.2%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 1.0% for the 2008 Quarter compared to the 2007 Quarter. The quarter over quarter shopping center operating income increase resulted primarily from base rent growth at Southdale and several core shopping centers as well as the stabilization of Lansdowne Town Center. The same center operating income increases were offset in part by increased property operating expenses and real estate taxes, net of tenant recoveries, and an increase in credit loss reserves. Same property operating income in the office portfolio increased 2.0% for the 2008 Quarter compared to the 2007 Quarter.

For the six months ended June 30, 2008 (“2008 Period”), total revenue increased 6.9% to $78,827,000 compared to $73,761,000 for the six months ended June 30, 2007 (“2007 Period”) and operating income increased 5.3% to $23,248,000 compared to $22,086,000 for the 2007 Period. This $1,162,000 increase in operating income was offset by the $1,883,000 increase in preferred stock dividends from the Company’s Series B preferred stock issue. As a result, net income available to common stockholders was $13,476,000 or $0.75 per diluted share for the 2008 Period, compared to $13,800,000 or $0.78 per diluted share for the 2007 Period. Overall same property revenue for the total portfolio increased 3.7% for the 2008 Period compared to the 2007 Period and same property operating income increased 2.2%. For the 2008 Period, shopping center same property operating income increased 2.7% due to the stabilization of Lansdowne Town Center and rental rate growth at Southdale, Seven Corners and several core shopping centers. The same center operating income increases were offset in part by increased property operating expenses and real estate taxes, net of tenant recoveries, and an increase in credit loss reserves. Same property operating income in the office portfolio remained relatively stable, increasing 0.7% for the 2008 Period.

As of June 30, 2008, 94.8% of the operating portfolio was leased compared to 95.7% for June 30, 2007. On a same property basis, 94.8% of the portfolio was leased, compared to the prior year level of 95.8%. The 2008 same property leasing percentages decreased due to a net decrease of approximately 74,000 square feet of leased space. The majority of this leasing decrease, approximately 49,000 square feet, occurred at South Dekalb Plaza in Atlanta, Georgia. Leasing also decreased approximately 13,000 square feet at Smallwood Village Center where the Company is engaged in a major renovation.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 1.3% to $15,378,000 in the 2008 Quarter compared to $15,580,000 for the 2007 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 1.5% to $0.66 per share for the 2008 Quarter compared to $0.67 per share for the 2007 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2008 Period increased 0.8% to $31,297,000 from $31,037,000 during the 2007 Period. Per share FFO available to common shareholders for the 2008 Period remained level with the 2007 Period at $1.34 per diluted share. Improved property operating results were offset by increased preferred stock dividends of $1,786,000 ($0.08 per diluted share) and $1,883,000 ($.08 per diluted share), for the 2008 Quarter and 2008 Period, respectively, arising from the Company’s Series B preferred stock issue.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 50 community and neighborhood shopping center and office properties totaling approximately 8.2 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Real estate investments
Land	$215,407	$167,007
Buildings and equipment	711,592	673,328
Construction in progress	67,301	49,592

	994,300	889,927
Accumulated depreciation	(244,196)	(232,669)

	750,104	657,258
Cash and cash equivalents	36,964	5,765
Accounts receivable and accrued income, net	33,087	33,967
Deferred leasing costs, net	17,363	16,190
Prepaid expenses, net	1,407	2,571
Deferred debt costs, net	6,440	6,264
Other assets	6,674	5,428

Total assets	$852,039	$727,443

Liabilities
Mortgage notes payable	$565,194	$524,726
Revolving credit facility	—	8,000
Dividends and distributions payable	14,803	12,887
Accounts payable, accrued expenses and other liabilities	20,140	13,159
Deferred income	22,654	15,147

Total liabilities	622,791	573,919

Minority interests	3,747	4,745

Stockholders' equity
Preferred stock	179,328	100,000
Common stock	180	178
Additional paid-in capital	162,263	161,618
Accumulated deficit	(116,270)	(113,017)

Total stockholders’ equity	225,501	148,779

Total liabilities and stockholders' equity	$852,039	$727,443

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,751	$29,531	$62,133	$58,552
Expense recoveries	6,945	6,282	14,078	12,880
Percentage rent	232	312	546	514
Other	1,177	952	2,070	1,815

Total revenue	40,105	37,077	78,827	73,761

Operating expenses
Property operating expenses	4,527	4,343	9,512	9,148
Provision for credit losses	241	103	424	215
Real estate taxes	4,278	3,538	8,289	7,064
Interest expense and amortization of deferred debt costs	8,705	8,325	17,309	16,619
Depreciation and amortization of deferred leasing costs	6,989	6,503	13,932	12,951
General and administrative	3,190	3,188	6,113	5,678

Total operating expenses	27,930	26,000	55,579	51,675

Operating income	12,175	11,077	23,248	22,086
Gain on property disposition	—	—	205	—
Minority interests	(1,946)	(2,151)	(4,094)	(4,286)

Net income	10,229	8,926	19,359	17,800
Preferred dividends	(3,786)	(2,000)	(5,883)	(4,000)

Net income available to common stockholders	$6,443	$6,926	$13,476	$13,800

Per share net income available to common stockholders :
Diluted	$0.36	$0.39	$0.75	$0.78

Weighted average common stock :
Common stock	17,803	17,531	17,785	17,473
Effect of dilutive options	175	176	176	190

Diluted weighted average common stock	17,978	17,707	17,961	17,663

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Reconciliation of net income to funds from operations (FFO): (1)
Net Income	$10,229	$8,926	$19,359	$17,800
Less: Gain on property disposition	—	—	(205)	—
Add: Real property depreciation & amortization	6,989	6,503	13,932	12,951
Add: Minority interests	1,946	2,151	4,094	4,286

FFO	19,164	17,580	37,180	35,037
Less: Preferred dividends	(3,786)	(2,000)	(5,883)	(4,000)

FFO available to common shareholders	$15,378	$15,580	$31,297	$31,037

Weighted average shares :
Diluted weighted average common stock	17,978	17,707	17,961	17,663
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	23,394	23,123	23,377	23,079

Per share amounts:
FFO available to common shareholders (diluted)	$0.66	$0.67	$1.34	$1.34

Reconciliation of net income to same property operating income:
Net income	$10,229	$8,926	$19,359	$17,800
Add: Interest expense and amortization of deferred debt costs	8,705	8,325	17,309	16,619
Add: Depreciation and amortization of deferred leasing costs	6,989	6,503	13,932	12,951
Add: General and administrative	3,190	3,188	6,113	5,678
Less: Gain on property disposition	—	—	(205)	—
Less: Interest income	(244)	(143)	(311)	(238)
Add: Minority interests	1,946	2,151	4,094	4,286

Property operating income	30,815	28,950	60,291	57,096
Less: Acquisitions & developments	(1,513)	—	(1,931)	—

Total same property operating income	$29,302	$28,950	$58,360	$57,096

Total shopping centers	$22,195	$21,984	$44,376	$43,209
Total office properties	7,107	6,966	13,984	13,887

Total same property operating income	$29,302	$28,950	$58,360	$57,096

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.